EXHIBIT 10.13
ATMEL CORPORATION CHANGE OF CONTROL AND SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
     1. Introduction. The purpose of this Atmel Corporation Change of Control and Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is subject to being involuntarily terminated due to death, Disability, or other than for Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan, including but not limited to following a Change of Control of the Company. The Company recognizes that the potential of a Change of Control can be a distraction to employees and can cause such employees to consider alternative employment opportunities. The Plan is intended to (i) assure that the Company will have continued dedication and objectivity of key employees, notwithstanding the possibility, threat or occurrence of a Change of Control and (ii) provide such employees with an incentive to continue their employment and to motivate them to maximize the value of the Company prior to and following a Change of Control for the benefit of its stockholders. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
     2. Important Terms. To help you understand how this Plan works, it is important to know the following terms:
          2.1 “Administrator” means the Compensation Committee of the Board or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 12, but only to the extent of such delegation.
          2.2 “Base Pay” means a Covered Employee’s regular straight-time salary as in effect during the last regularly scheduled payroll period immediately preceding the date on which an Involuntary Termination occurs. Base Pay does not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation.
          2.3 “Board” means the Board of Directors of the Company.
          2.4 “Cause” means (i) the Covered Employee’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Covered Employee a written demand for performance from the Company’s Chief Executive Officer which describes the basis for the Chief Executive Officer’s belief that the Covered Employee has not substantially performed his or her duties and the Covered Employee has not corrected such failure within thirty (30) days of such written demand; (ii) any act of personal dishonesty taken by the Covered Employee in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Covered Employee; (iii) the Covered Employee’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iv) a breach of any fiduciary duty owed to the Company by the Covered Employee that has a material detrimental effect on the Company’s reputation or business; (v) the Covered Employee being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Covered Employee admits or denies liability); (vi) the Covered Employee (A) obstructing or impeding;

(B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”); however, the Covered Employee’s failure to waive attorney-client privilege relating to communications with the Covered Employee’s own attorney in connection with an Investigation will not constitute “Cause”; or (vii) the Covered Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her position or the Covered Employee’s loss of any governmental or self-regulatory license that is reasonably necessary for the Covered Employee to perform his or her responsibilities to the Company, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced, it being understood that while any disqualification, bar or loss continues during the Covered Employee’s employment, the Covered Employee will serve in the capacity contemplated by his or her position to whatever extent legally permissible and, if the Covered Employee’s service in the capacity contemplated by his or her position is not permissible, the Covered Employee will be placed on leave (which will be paid to the extent legally permissible).
          2.5 “Change of Control” means the occurrence of any of the following events: (i) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (iv) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are either (x) elected by the Board pursuant to Section 3.4 of the Bylaws of the Company, or (y) nominated by the Board for election by the stockholders pursuant to Section 3.3 of the Bylaws of the Company, in either case (x) or (y), with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
          2.6 “Change of Control Determination Period” means the time period beginning three (3) months before the Change of Control and ending twelve (12) months following the Change of Control. Notwithstanding the foregoing, if a Change of Control event described in Section 2.5(iv) occurs and, within twelve (12) months following such Change of Control, a Change of Control event described in Section 2.5(i) through Section 2.5(iii) occurs (the “Subsequent Change of Control”), the “Change of Control Determination Period” will also include the time period beginning on the date of the Subsequent Change of Control and ending on the date that is twelve (12) months following such Subsequent Change of Control.
          2.7 “Change of Control Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.
          2.8 “Company” means Atmel Corporation, a Delaware corporation.
          2.9 “Covered Employee” means an employee of the Company or any parent or subsidiary of the Company who has been designated by the Administrator to participate in the Plan as shown on

Appendix A and/or Appendix B, attached hereto, and has executed and delivered a Participation Agreement to the Company. For this purpose, each U.S. employee of the Company who becomes a Section 16 Officer on or after the Effective Date shall be deemed to have been designated by the Administrator to participate in the Plan under Tier 1 of Appendix A and Appendix B as of the date he or she becomes a Section 16 Officer and shall be a Covered Employee upon executing and delivering a Participation Agreement to the Company.
          2.10 “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
          2.10 “Effective Date” means August 5, 2008.
          2.11 “Equity Compensation Awards” means, with respect to a Covered Employee, the Covered Employee’s unvested equity compensation awards outstanding on the later of the date of his or her Involuntary Termination or the Change of Control, other than performance-based restricted stock unit awards or other equity compensation awards that vest based on achievement of performance goals. For the sake of clarity, nothing herein will be deemed to extend the maximum term of a Covered Employee’s stock options as set forth in the applicable stock option agreements by and between the Covered Employee and the Company.
          2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          2.13 “Good Reason” means the Covered Employee’s termination of employment within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without his or her written consent: (i) a material diminution of the Covered Employee’s authority, duties, or responsibilities, relative to the Covered Employee’s authority, duties, or responsibilities in effect immediately prior to such reduction; provided, however, that solely with respect to the Tier 2 Covered Employees whose names are indicated with an asterisk (“*”) on Appendix A attached hereto, a reduction of authority, duties, or responsibilities that occurs solely as a necessary and direct consequence of the Company undergoing a Change of Control and being made part of a larger entity will not be considered material, (ii) a material diminution by the Company in the Base Pay of the Covered Employee as in effect immediately prior to such reduction; provided, however, that following a Change of Control, a comparable reduction of the Base Pay of substantially all other executives of the consolidated entity that includes the Company will not constitute “Good Reason”, (iii) the relocation of the Covered Employee to a facility or a location more than fifty (50) miles from his or her then present location, or (iv) the failure of the Company to obtain the assumption of the Plan by any successor in accordance with Section 21 below; provided, however, that the Covered Employee must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.
          2.14 “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Sections 4.1 and 5.1.
          2.15 “Participation Agreement” means the individual agreement (a form of which is shown in Appendix C) provided by the Administrator to an employee of the Company designating such employee as a Covered Employee under the Plan, which has been signed and accepted by the employee.
          2.16 “Plan” means the Atmel Corporation Change of Control Severance and Plan, as set forth in this document, and as hereafter amended from time to time.
          2.17 “Section 16 Officer” means a U.S. employee of the Company who has been designated by the Board, at its discretion and consistent with applicable law, as being subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.
          2.18 “Section 409A Limit” means the lesser of two (2) times: (i) the Covered Employee’s annualized compensation based upon the annual rate of pay paid to the Covered Employee during his or her taxable year preceding the Covered Employee’s taxable year in which the Covered Employee’s separation from service occurs as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Employee’s employment is terminated.
          2.19 “Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 5.
          2.20 “Target Bonus” means, with respect to a Covered Employee, the Covered Employee’s target bonus pursuant to the Company’s applicable corporate bonus plan (i) at the rate in effect for the fiscal year in which the Covered Employee’s Involuntary Termination occurs and (ii) assuming one hundred percent (100%) achievement of the Covered Employee’s and the Company’s performance objectives, if any. Notwithstanding the foregoing, the Covered Employee’s Target Bonus for purposes of the Plan shall be deemed to be the amount received as a bonus by the Covered Employee for the Company’s fiscal year preceding the date of the Covered Employee’s termination of employment if a target bonus has not been established for the then current fiscal year.
          2.21 “Tier 1 Covered Employee” means (i) with respect to the Change of Control Severance Benefits provided pursuant to Section 4, a Covered Employee who has been designated by the Administrator under Tier 1 as shown on Appendix A attached hereto and (ii) with respect to the Severance Benefits provided pursuant to Section 5, a Covered Employee who has been designated by the Administrator under Tier 1 as shown on Appendix B attached hereto.
          2.22 “Tier 2 Covered Employee” means with respect to the Change of Control Severance Benefits provided pursuant to Section 4, a Covered Employee who has been designated by the Administrator under Tier 2 as shown on Appendix A attached hereto.
     3. Eligibility for Change of Control Severance Benefits and Severance Benefits. An individual is eligible for the Change of Control Severance Benefits or the Severance Benefits under the Plan, in the amount set forth in Section 4 or Section 5, respectively, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.
     4. Change of Control Severance Benefits.
          4.1 Involuntary Termination in Connection with a Change of Control. If, at any time within the Change of Control Determination Period, (i) a Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment due to death, Disability, or other than for Cause, then, subject to the Covered Employee’s compliance with Section 7, the Covered Employee shall receive the following Change of Control Severance Benefits from the Company:
               4.1.1 Cash Severance Benefits.
                    4.1.1.1 Tier 1 Covered Employee. If the Covered Employee is a Tier 1 Covered Employee, he or she shall be entitled to (i) a lump sum payment in cash equal to one (1) times the Covered Employee’s Base Pay and (ii) a lump sum payment in cash equal to the Covered Employee’s Target

Bonus, prorated to the date of the Covered Employee’s Involuntary Termination. The prorated amount of the Covered Employee’s Target Bonus that is payable in accordance with the preceding sentence will be calculated by multiplying the Covered Employee’s Target Bonus by a fraction with the numerator equal to the number of days during the year in which his or her Involuntary Termination occurs that the Covered Employee was employed by the Company, and the denominator equal to 365;
                    4.1.1.2 Tier 2 Covered Employee. If the Covered Employee is a Tier 2 Covered Employee, he or she shall be entitled to (i) a lump sum payment in cash equal to 0.75 times the Covered Employee’s Base Pay and (ii) a lump sum payment in cash equal to the Covered Employee’s Target Bonus, prorated to the date of the Covered Employee’s termination. The prorated amount of the Covered Employee’s Target Bonus that is payable in accordance with the preceding sentence will be calculated by multiplying the Covered Employee’s Target Bonus by a fraction with the numerator equal to the number of days during the year in which his or her Involuntary Termination occurs that the Covered Employee was employed by the Company, and the denominator equal to 365.
               4.1.2 Continued Medical Benefits. If the Covered Employee, and any spouse and/or dependents of the Covered Employee (“Family Members”), has coverage on the date of the Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”), provided that the Covered Employee is eligible for and validly elects to continue coverage under COBRA for the Covered Employee and his Family Members, as follows:
                    4.1.2.1 Tier 1 Covered Employee. For a period of up to twelve (12) months.
                    4.1.2.2 Tier 2 Covered Employee. For a period of up to nine (9) months.
               4.1.3 Equity Award Accelerated Vesting. Except as otherwise provided in an appendix attached hereto with respect to Covered Employees employed in one or more jurisdictions outside the United States, one hundred percent (100%) of each Tier 1 Covered Employee’s and each Tier 2 Covered Employee’s Equity Compensation Awards automatically shall accelerate and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable. The period over which such Equity Compensation Awards may be exercised shall be governed by the applicable provisions of the Company’s stock plans and related award agreements.
               4.1.4 Outplacement Assistance. The Covered Employee shall be entitled to transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to the Change of Control.
     5. Severance Benefits.
          5.1 Involuntary Termination Other Than During the Change of Control Determination Period. If, at any time before or after the Change of Control Determination Period, the Company (or any parent or subsidiary of the Company) terminates a Tier 1 Covered Employee’s employment due to death, Disability, or other than for Cause, then, subject to the Covered Employee’s compliance with Section 7, the Tier 1 Covered Employee shall be entitled to (i) a lump sum payment in cash equal to one (1) times the Covered Employee’s Base Pay, (ii) a lump sum payment in cash equal to the Covered Employee’s Target Bonus, prorated to the date of the Covered Employee’s Involuntary Termination and (iii) if the Tier 1 Covered Employee and his Family Members have coverage on the date of the Tier 1 Covered Employee’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay the total applicable premium cost for continued group health plan coverage under COBRA, provided that the Tier 1 Covered Employee is eligible for and validly elects to continue coverage under COBRA for the Tier 1 Covered Employee and his Family Members, for a period of up to twelve (12) months. The prorated amount of the

Covered Employee’s Target Bonus that is payable in accordance with the preceding sentence will be calculated by multiplying the Covered Employee’s Target Bonus by a fraction with the numerator equal to the number of days during the year in which his or her Involuntary Termination occurs that the Covered Employee was employed by the Company, and the denominator equal to 365.
     6. Parachute Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable or provided to the Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s severance benefits hereunder shall be either
               (a) delivered in full, or
               (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Covered Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by the Company’s independent tax accountants immediately prior to the Change of Control (the “Accountants”). In the event of a reduction in accordance with subsection (b) above, the reduction will occur, with respect to such severance and other benefits considered “parachute payments” within the meaning of Section 280G of the Code, in accordance with the following:
               (x) Assignment of Values. Each payment will be assigned an “Economic Value” and a “280G Value.” The 280G Value will equal the value of the payment for purposes of Section 280G of the Code as determined by the Accountants in accordance with Section 280G of the Code and applicable Treasury Regulations. The Economic Value will be determined as follows:
                    (1) Cash payments. The Economic Value of cash payments will equal the 280G Value of each such payment.
                    (2) Equity awards.
                         A. Options and Stock Appreciation Rights. The Economic Value of a Share (as defined below) subject to a stock option or stock appreciation right will be the difference equal to (i) the fair market value of such Share as of the date the 280G Value of the Share is determined for purposes of this Section, minus (ii) the per share exercise price of the award.
                         B. Restricted Stock and Restricted Stock Units. The Economic Value of a Share subject to a restricted stock or restricted stock unit award will be the difference equal to (i) the fair market value of such Share as of the date the 280G Value of the Share is determined for purposes of this Section, less (ii) the per share purchase price of the award, if any.
                         C. For purposes of this Section 6, each share of common stock subject to each stock option, stock appreciation right, restricted stock award and restricted stock unit award, the payment or vesting acceleration of which constitutes a parachute payment within the meaning of Section 280G of the Code (a “Share”), will be a separate “payment.” As a result, an Economic Value, 280G Value, and 280G Ratio (as defined below) will be determined for each Share. For purposes of illustration only, assume that the Covered Employee is granted an option on January 1, 2008, covering 500 Shares at a per share exercise price of $5. The option is scheduled to vest in equal annual installments of 250 Shares on January 1, 2010 and January 1, 2011. However, if a change of control occurs and the Covered Employee is terminated without cause, the Covered Employee is entitled to 100% vesting acceleration. On March 1, 2009, a change of control occurs with a deal price of $10 and the Covered Employee is terminated without cause. The Accountants determine that the

Covered Employee’s severance benefits should be reduced in accordance with this Section 6 and that the amount of the 280G Value to be reduced is $100. The Accountants determine that the Economic Value, 280G Value, and 280G Ratio for each of the 500 Shares subject to the option are as follows:
                              (i) The Economic Value for each Share is $5 (i.e., $10 deal price less the $5 per share exercise price).
                              (ii) The 280G Value of each Share that would have vested on January 1, 2010 (the “2010 Shares”), is $1, as determined by the Accountants based on appropriate assumptions used in calculating the 280G Value in accordance with Section 280G of the Code and applicable Treasury Regulations.
                              (iii) The 280G Value of each Share that would have vested on January 1, 2011 (the “2011 Shares”), is $2, as determined by the Accountants based on appropriate assumptions used in calculating the 280G Value in accordance with Section 280G of the Code and applicable Treasury Regulations.
                              (iv) The 280G Ratio of each 2010 Share is 5:1 (i.e., $5 Economic Value divided by the $1 280G Value).
                              (v) The 280G Ratio of each 2011 Share is 5:2 (.i.e., the $5 Economic Value divided by the $2 280G Value).
                              The 280G Ratio of a 2011 Share is lower than the 280G Ratio of a 2010 Share. Consequently, the Accountants will reduce the 2011 Shares first. As each 2011 Share has a 280G Value of $2, the Accountants must reduce the 2011 Shares by 50 Shares (i.e., reducing the 2011 Shares by 50 Shares will reduce the Covered Employee’s aggregate 280G Value by $100 (50 Shares multiplied by $2). After taking the reduction into account, the Covered Employee vests in a total of 450 Shares (i.e., 250 Shares that would have vested on January 1, 2010 and 200 Shares that would have vested on January 1, 2011).
                    (3) Other Benefits and Payments. The Economic Value of each payment attributable to Company-paid continued coverage under a group health plan sponsored by the Company and outplacement assistance, if any, will equal the 280G Value of each payment, such that the 280G Ratio for each such payment will be equal to one (1).
               (y) Ranking of Payments. After the 280G Value and Economic Value of each payment are determined, the Accountants will rank the payments in order of increasing 280G Ratio as follows: the payment with the lowest 280G Ratio will be ranked first and all other payments will be ranked in ascending order with respect to their 280G Ratios with the payment with the highest 280G Ratio ranked last. For this purpose, the “280G Ratio” will mean, with respect to each payment, the ratio determined by dividing: (1) the Economic Value of the payment by (2) the 280G Value of the payment. For purposes of clarity, the Accountants will determine a separate 280G Ratio for each Share.
               (z) Reduction of Parachute Payments. The portion of each payment that is a parachute payment under Section 280G of the Code will be reduced in the order in which the payments have been ranked in accordance with subsection (y) above. For purposes of clarity, a Share or the acceleration of a Share, as applicable, may be reduced in whole Shares only and may not be reduced by a fraction of such Share. In the event that two or more payments have the same 280G Ratio, the portion of each payment that is a parachute payment will be reduced in accordance with the following rules:
                    (1) Cash Payments.
                         A. With respect to two or more cash payments that have the same 280G Ratio, such payments will be reduced on a pro-rata basis.
                         B. Any cash payments that have the same 280G Ratio as payments that are not cash payments will be reduced prior to reducing the payments that are not cash payments.

                    (2) Equity Awards.
                         A. With respect to two or more Shares, if the Shares have the same 280G Ratio, the order of reduction of such Shares will be based on the 280G Value of the Shares. Shares with a higher 280G Value will be subject to earlier reduction, such that a Share with the highest 280G Value will be reduced first and a Share with the lowest 280G Value will be reduced last.
                         B. In the event that two or more Shares (i) have the same 280G Ratio and (ii) have the same 280G Value, the Shares will be subject to reduction based on the dates of grant of the equity awards covering such Shares. Shares subject to equity awards granted earlier will be subject to earlier reduction, such that a Share subject to an equity award with the earliest grant date will be reduced first and a Share subject to an equity award with the most recent grant date will be reduced last. Notwithstanding the foregoing, if any one or more Shares subject to one or more nonstatutory stock options have the same 280G Ratio as any one or more Shares subject to one or more incentive stock options, Shares subject to incentive stock options will be subject to reduction only after Shares subject to nonstatutory stock options with the same 280G Ratio have been reduced in full.
                         C. Any Shares that have the same 280G Ratio as payments attributable to Company-paid continued coverage under a group health plan sponsored by the Company or outplacement assistance, if any, will be reduced prior to any such other payments having the same 280G Ratio that are neither cash nor Shares, provided that cash payments and Shares with the same 280G Ratio have been reduced in full.
                    (3) Other Benefits and Payments. With respect to two or more payments that: (A) have the same 280G Ratio and (B) are payments attributable to Company-paid continued coverage under a group health plan sponsored by the Company or outplacement assistance, if any, such payments will be subject to pro rata reduction, provided that cash payments and Shares with the same 280G Ratio have been reduced in full.
          For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
     7. Conditions to Receipt of Severance.
          7.1 Release Agreement. As a condition to receiving Change of Control Severance Benefits or Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries and affiliates (the “Release”). The form of release that the Covered Employee will be required to sign will be determined as follows: (i) if a Tier 1 Covered Employee experiences an Involuntary Termination at any time before or after the Change of Control Determination Period and is entitled to Severance Benefits under Section 5.1, the Covered Employee will be required to sign the form of release attached hereto as Appendix D-1 (if the Covered Employee is a U.S. employee of the Company) or F-1 (if the Covered Employee is a non-U.S. employee of the Company); (ii) if a Change of Control is triggered by an occurrence described in Sections 2.5(i) or (ii) or Section 2.5(iii) (provided that the occurrence described in Section 2.5(iii) is approved by the Board), each Tier 1 Covered Employee and Tier 2 Covered Employee who incurs an Involuntary Termination during the Change of Control Determination Period will be required to sign the form of release attached hereto as Appendix D-1 or Appendix D-2 (if the Covered Employee is a U.S. employee of the Company), respectively, or F-1 or F-2 (if the Covered Employee is a non-U.S. employee of the Company), respectively; or (iii) if a Change of Control is triggered by an occurrence described in Section 2.5(iii) that is not approved by the Board or an occurrence described in Section 2.5(iv), each Tier 1 Covered Employee or Tier 2 Covered Employee that incurs an Involuntary Termination during the Change of Control Determination Period will be required to sign the form of release attached hereto as Appendix E-1 or Appendix E-2 (if the Covered Employee is a U.S. employee of the Company), respectively, or Appendix G-1 or G-2 (if the Covered Employee is a non-U.S. employee of the Company), respectively. For purposes of the Plan, the term "Release" shall refer to the form of release that the Covered Employee is required to execute in accordance with the preceding sentence. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company. In no event will the period to return the Release be longer than sixty (60) days, inclusive of any revocation period set forth in the Release, following the later of the Covered Employee’s Involuntary Termination or the Change of Control (the “Release Period”).
          7.2 Non-solicitation. As a condition to receiving Change of Control Severance Benefits or Severance Benefits under this Plan, each Covered Employee agrees that the Covered Employee will not solicit any employee of the Company for employment other than at the Company, as follows:
               7.2.1 Tier 1 Covered Employee. During the Covered Employee’s employment with the Company and for twelve (12) months following his or her termination.
               7.2.2 Tier 2 Covered Employee. During the Covered Employee’s employment with the Company and for nine (9) months following his or her termination.
          Public solicitation, such as by taking out ads in a newspaper, advertising on the web and the like, not specifically aimed at employees of the Company, will not constitute a breach of this Section 7.2.
          7.3 Nondisparagement. During the Covered Employee’s employment with the Company and, for a Tier 1 Covered Employee and Tier 2 Covered Employee, for twelve (12) months or nine (9) months following his or termination, respectively, the Covered Employee and the Company will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the other; provided that the Company’s obligations under this Section 7.3 shall apply only to the Company’s executive officers and members of its Board of Directors (the “Board”) who serve in such capacities during the course of the Covered Employee’s employment with the Company and only for so long as each such officer or member of the Board is an employee or director of the Company; provided further that the Company’s obligations under this Section 7.3 extend only to those communications that are made by the above-referenced officers or directors in their capacities as officers or directors of the Company. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Covered Employee, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency or body (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant a subpoena or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company. Further, nothing contained in this Section 7.3 shall in any way limit the rights or relief that the Covered Employee or Company may have under common law or otherwise with respect to the conduct prohibited in this paragraph.
          7.4 Other Requirements. A Covered Employee’s receipt of severance payments pursuant to Section 4.1 or 5.1 will be subject to the Covered Employee continuing to comply with the provisions of this Section 7 and the terms of any confidential information agreement, proprietary information and inventions agreement and such other appropriate agreement between the Covered Employee and the Company. Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, violates any such agreement or the provisions of this Section 7.
     8. Timing of Benefits.
          8.1 Timing of Change of Control Severance Benefits. Subject to Section 10 below, the

Change of Control Severance Benefits that do not constitute Deferred Compensation Separation Benefits (as defined in Section 10 below) shall commence or be paid, as applicable, as soon as administratively practicable but within ten (10) calendar days following the later of the date of the Covered Employee’s termination of employment (or, if required by Section 10, the Covered Employee’s separation from service) or the Change of Control or, if later, on the date the Release becomes effective. Subject to Section 10 below, the Change of Control Severance Benefits that do constitute Deferred Compensation Separation Benefits will commence or be paid as applicable, as follows:
               8.1.1 If the Covered Employee’s Release Period ends on or before December 15 of the calendar year in which the Covered Employee’s Involuntary Termination or, if later, the Change of Control occurs, his or her Deferred Compensation Separation Benefits will commence or be made, as applicable, on or before December 31 of that calendar year.
               8.1.2 If the Covered Employee’s Release Period ends after December 15 of the calendar year in which the Covered Employee’s Involuntary Termination or, if later, the Change of Control occurs, his or her Deferred Compensation Separation Benefits will commence or be paid, as applicable, on the later of (a) the first payroll date in the calendar year next following the calendar year of the Covered Employee’s Involuntary Termination or (b) the first payroll date following the date his or her Release becomes effective, subject to Section 10 below.
          8.2 Timing of Severance Benefits. Subject to Section 10 below, the Severance Benefits that do not constitute Deferred Compensation Separation Benefits (as defined in Section 10 below) shall commence or be paid, as applicable, as soon as administratively practicable but within ten (10) calendar days following the date of the Covered Employee’s termination of employment (or, if required by Section 10, the Covered Employee’s separation from service) or, if later, on the date the Release becomes effective. Subject to Section 10 below, the Severance Benefits that do constitute Deferred Compensation Separation Benefits will commence or be paid as applicable, as follows:
               8.2.1 If the Covered Employee’s Release Period ends on or before December 15 of the calendar year in which the Covered Employee’s Involuntary Termination occurs, his or her Deferred Compensation Separation Benefits will commence or be made, as applicable, on or before December 31 of that calendar year.
               8.2.2 If the Covered Employee’s Release Period ends after December 15 of the calendar year in which the Covered Employee’s Involuntary Termination occurs, his or her Deferred Compensation Separation Benefits will commence or be paid, as applicable, on the later of (a) the first payroll date in the calendar year next following the calendar year of the Covered Employee’s Involuntary Termination or (b) the first payroll date following the date his or her Release becomes effective, subject to Section 10 below.
     9. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Change of Control Severance Benefits and Severance Benefits provided hereunder (or alternatively and if applicable, provided under the Company’s VP Change of Control Severance Plan (the “VP Plan”), if a Covered Employee is also a participant of the VP Plan)1 are intended to be and are exclusive and in lieu of any other change of control and severance benefits or payments to which the Covered Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of the Covered Employee’s employment. The Covered Employee will be entitled to no change of control or severance benefits or payments upon a termination of employment that constitute an Involuntary Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. Notwithstanding the foregoing, if the Covered Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in

[1]	For the avoidance of doubt, if a Covered Employee also is a “Covered Employee” under the VP Plan, then for so long as the VP Plan remains in effect, the Covered Employee shall receive benefits under the VP Plan rather than under this Plan).

accordance with applicable law, his or her benefits under the Plan shall be reduced by the value of the benefits the Covered Employee receives by operation of applicable law or as negotiated in accordance with applicable law, as determined by the Administrator in its discretion.
     10. Section 409A.
          10.1 Notwithstanding anything to the contrary in the Plan, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Employee on or within the six (6) month period following his or her separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of clarity, the following severance benefits shall not constitute Deferred Compensation Separation Benefits: (A) the vesting acceleration of outstanding awards of stock options, stock appreciation rights or restricted stock described in Section 4.1.3 unless such awards include deferral or other features that cause such awards to be subject to Section 409A; (B) the Company-paid continued group health plan coverage described in Section 4.1.2; and (C) any other payment or benefit that satisfies the conditions described in Section 10.2 below. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of the Plan, “Deferred Compensation Separation Benefits” will mean the severance payments or benefits payable to the Covered Employee, if any, pursuant to the Plan that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A.
          10.2 Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute a Deferred Compensation Separation Benefit. Any severance payment that entitles the Covered Employee to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(9)(v) shall not constitute a Deferred Compensation Separation Benefit. Any severance payment or portion thereof that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute a Deferred Compensation Separation Benefit.
          10.3 It is the intent of this Plan to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 14, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Covered Employees, to comply with Section 409A of the Code or to otherwise avoid income recognition under Section 409A of the Code prior to the actual payment of Change of Control Severance Benefits or Severance Benefits or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder).

     11. Withholding. The Company will withhold from any Change of Control Severance Benefits or Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.
     12. Administration. The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change of Control with respect to the Plan, and any interpretation by the Administrator prior to a Change of Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change of Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Compensation Committee of the Board.
     13. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
     14. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, (a) any amendment to the Plan that causes an individual or group of individuals to cease to be a Covered Employee will not be effective unless it both is approved by the Administrator and communicated to the affected individual in writing prior to the Change of Control Determination Period and (b) once a Covered Employee has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Covered Employee’s written consent, reduce or alter to the detriment of the Covered Employee, the Severance Benefits payable to that Covered Employee (including, without limitation, imposing additional conditions or modifying the timing of payment). In addition, notwithstanding the preceding, once the Change of Control Determination Period has begun, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Severance Benefits or Change of Control Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the Severance Benefits or Change of Control Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). For the avoidance of doubt, “Change of Control Severance Benefits payable, or potentially payable” shall include any Change of Control Severance Benefits payable pursuant to an appendix attached hereto with respect to Covered Employees employed in one or more jurisdictions outside the United States as contemplated in Section 4. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. Notwithstanding anything in the Plan to the contrary, the Plan shall have an initial term of five (5) years commencing on the Effective Date and shall automatically terminate on the fifth (5th) anniversary of the Effective Date unless otherwise extended by the Compensation Committee of the Board, in its discretion. On or about the fourth (4th) anniversary of the Effective Date, the Compensation Committee of the Board will review the Plan in good faith and determine whether to extend the initial term of the Plan.
     15. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of their Change of Control Severance Benefits or Severance Benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. The Administrator has delegated the claims review responsibility to the Company’s Vice President, Human Resources, except in the case of a claim filed by or on behalf of the Company’s Vice President, Human Resources, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.
     16. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s Vice President, Human Resources, except in the case of an appeal filed by or on behalf of the Company’s Vice President, Human Resources, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.
     17. Legal Expenses. In the event that, on or following a Change of Control that is triggered by an occurrence described in Section 2.5(iii) that is not approved by the Board or an occurrence described in Section 2.5(iv), either party brings an action to enforce or effect its rights under this Plan, the Company will reimburse the Covered Employee for his or her costs and expenses incurred in connection with the action (including, without limitation, in connection with the Covered Employee defending himself against an action brought by the Company to enforce or effect its rights under the Plan), including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees. Notwithstanding the preceding, no reimbursement will be made to the Covered Employee for an action originally brought by the Covered Employee if an entity of competent jurisdiction issues a final order that the Covered Employee’s action was frivolous. This right to reimbursement will be subject to the following additional requirements: (i) the Covered Employee must submit documentation of the costs, expenses and fees to be reimbursed within thirty (30) days of the end of his or her taxable year in which the costs, expenses and fees were incurred; (ii) the amount of any reimbursement provided during his or her taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement of eligible costs and expenses shall be made by the Company within thirty (30) days of the Covered Employee’s submission of documentation of the costs, expenses and fees to be reimbursed but no later than the last day of the Covered Employee’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred; and (iv) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.
     18. Source of Payments. All Change of Control Severance Benefits and Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
     19. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
     20. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.
     21. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
     22. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of California (with the exception of its conflict of laws provisions).
     23. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
     24. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
     25. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

     26. Additional Information.

Plan Name:	Atmel Corporation Change of Control and Severance Plan

Plan Sponsor:	Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131

Identification Numbers:	EIN: - 77-0051991
PLAN: 503

Plan Year:	Company’s Fiscal Year

Plan Administrator:	Atmel Corporation
Attention: Administrator of the Atmel Corporation Change of Control and Severance Plan
2325 Orchard Parkway
San Jose, California 95131

(408) 441-0311

Agent for Service of Legal Process:	Atmel Corporation
Attention: General Counsel
2325 Orchard Parkway
San Jose, California 95131

(408) 441-0311

Service of process may also be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Employer.
     27. Statement of ERISA Rights.
     As a Covered Employee under the Plan, you have certain rights and protections under ERISA:
     (a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.
     (b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
     In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 15 and 16 above.)
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
     In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
     If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

Tier	Employee Name[2]
1	[Includes Executive Officers]

2	[Names]

2	In accordance with Section 2.9, each U.S. employee of the Company who becomes a Section 16 Officer on or after the Effective Date shall be deemed to have been designated by the Administrator to participate in the Plan under Tier 1 as of the date he or she becomes a Section 16 Officer and shall become a Covered Employee upon execution of a Participation Agreement with the Company. Appendix A shall be deemed to include each employee described in the preceding sentence, notwithstanding that Appendix A has not been updated to include such employee’s name in the table above.

A-1

Appendix B

Tier	Employee Name[3]
1	[Includes Executive Officers]

3	In accordance with Section 2.9, each U.S. employee of the Company who becomes a Section 16 Officer on or after the Effective Date shall be deemed to have been designated by the Administrator to participate in the Plan under Tier 1 as of the date he or she becomes a Section 16 Officer and shall become a Covered Employee upon execution of a Participation Agreement with the Company. Appendix B shall be deemed to include each employee described in the preceding sentence, notwithstanding that Appendix B has not been updated to include such employee’s name in the table above.

B-1

Appendix C
ATMEL CORPORATION
CHANGE OF CONTROL AND SEVERANCE PLAN
PARTICIPATION AGREEMENT
     This Participation Agreement (the “Agreement”) with respect to participation in the Atmel Corporation Change of Control and Severance Plan (the “Plan”) is made as of [Click and Type Date] by and between Atmel Corporation (the “Company”) and [Click and Type Name] (“Employee”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.
     WHEREAS, the Company has adopted and sponsors the Plan, a copy of which is attached hereto; and
     WHEREAS, Employee has been selected to participate in the Plan in accordance with and subject to the terms of the Plan and this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:
     1. Participation. Employee has been designated as a Covered Employee in the Plan, subject to Employee executing this Agreement pursuant to which Employee has agreed to, among other things, (i) waive his or her rights to any severance benefits provided under any other agreement with the Company or arrangement or plan sponsored by the Company and (ii) amend any existing employment or other agreement by and between Employee and the Company pursuant to which Employee is entitled to receive severance benefits to remove the severance provisions from such agreement. The terms and conditions of Covered Employee’s participation in the Plan are as set forth in the Plan and herein.
     2. Severance Benefits. [INSERT THE FOLLOWING FOR TIER 1 COVERED EMPLOYEES IDENTIFIED ON BOTH APPENDICES A AND B: Upon satisfaction of the conditions set forth in Sections 4 or 5 of the Plan, as applicable, Employee will be eligible to receive the Change of Control Severance Benefits set forth in Section 4.1 of the Plan or the Severance Benefits set forth in Section 5.1 of the Plan, as applicable, subject to compliance with Section 7 of the Plan.] [INSERT THE FOLLOWING FOR TIER 1 COVERED EMPLOYEES AND TIER 2 COVERED EMPLOYEES IDENTIFIED ON APPENDIX A ONLY: Upon satisfaction of the conditions set forth in Section 4 of the Plan, Employee will be eligible to receive the Change of Control Severance Benefits set forth in Section 4.1 of the Plan, subject to compliance with Section 7 of the Plan.]
     3. Condition to Receipt of Benefits. Employee acknowledges and agrees that notwithstanding anything herein, in the Plan, or otherwise to the contrary, Employee shall not be entitled to any payments or benefits from the Company under the Plan or this Agreement in connection with an Involuntary Termination of Employee’s employment with the Company unless Employee has signed and not revoked a waiver and release of claims agreement in a form reasonably satisfactory to the Company. Employee also acknowledges and agrees that receipt of any [INSERT THE FOLLOWING FOR TIER 1 COVERED EMPLOYEES IDENTIFIED ON BOTH APPENDICES A AND B: Change of Control Severance Benefits or Severance Benefits] [INSERT THE FOLLOWING FOR TIER 1 COVERED EMPLOYEES AND TIER 2 COVERED EMPLOYEES IDENTIFIED ON APPENDIX A ONLY: Change of Control Severance Benefits] will be subject to

Employee’s compliance with the conditions during the time periods set forth in Sections 7.2 through 7.4 of the Plan.
     4. Interaction with Other Severance Benefit Plans or Arrangements. The change of control and severance benefits and payments provided under the Plan are intended to be and are exclusive and in lieu of any other change of control and severance benefits and payments to which Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of Employee’s employment unless otherwise specifically agreed to by the Employee and the Company in an agreement entered into after the Effective Date of the Plan. Employee agrees that he or she will be entitled to no change of control or severance benefits or payments upon a termination of employment that constitute an Involuntary Termination other than those benefits expressly set forth in the Plan and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. [INSERT THE FOLLOWING ONLY FOR EMPLOYEES CURRENTLY WITH SEVERANCE PROTECTION: In particular, Employee hereby specifically waives his or her entitlement to change of control and severance benefits and payments pursuant to the [Letter] [Offer Letter] [Employment Agreement] dated [INSERT DATE] by and between Employee and the Company.] Employee further agrees to amend any existing employment or other agreement by and between Employee and the Company pursuant to which Employee is entitled to receive severance benefits to remove the severance provisions from such agreement. Notwithstanding the foregoing, if the Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be reduced by the value of the benefits the Employee receives by operation of applicable law or as negotiated in accordance with applicable law, as determined by the Administrator in its discretion.
     5. Additional Provisions.
          (a) Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
          (b) Integration; No Oral Modification. This Agreement and the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral. This Agreement may only be amended in writing signed by the parties hereto.
          (c) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.
          (d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (e) Tax Withholding. All payments made pursuant to the Plan and this Agreement will be subject to withholding of applicable taxes.
          (f) Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     By their signatures below, the Company and Employee agree that participation in the Plan is governed by this Agreement and by the provisions of the Plan, a copy of which is attached hereto and made a part of this document. Employee acknowledges receipt of a copy of the Plan, represents that Employee has read and is familiar with its provisions and the provisions of this Agreement, and acknowledges that decisions and determinations by the Administrator under the Plan shall be final and binding on Employee.
(The remainder of this page has been intentionally left blank)

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

ATMEL CORPORATION		EMPLOYEE

By:	[Click and Type Name]

C-4